Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-191274, 333-194937 and 333-202790 on Form S-8 of our report dated March 14, 2016, relating to the consolidated financial statements of Rocket Fuel Inc. and subsidiaries appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

San Francisco, California
March 14, 2016